EXHIBIT 12

          GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
 STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED
                           CHARGES (Unaudited)
                 (Dollar amounts in millions)

                                  For the year ended December 31
                                  --------------------------
                                          1996     1995    1994
                                         -----    -----  -----
Fixed charges:
 Total interest costs                    $ 470   $  434  $460
 One-third of rent expense                  23       21    17
                                         -----   ------  ------
Total fixed charges                        493      455    477
                                         -----    -----  ------

Add (deduct):
 Income before income taxes,
   extraordinary item and
   accounting change                       296    1,697     572
 Interest capitalized,
   net of amortization                     (12)     (18)     11
                                         ------  ------  ----
                                           -284   1,679     583
                                         ------  ------  -----
Earnings for fixed charges                $ 777  $2,134  $1,060
                                         ======  ====== ======
Ratio of earnings to fixed charges         1.58x   4.69x   2.22x
                                         ======  ======  ======
